Exhibit 99.1


    Callaway Golf Announces Record Six Months' Net Income and EPS;
                   Increases EPS Guidance for 2003


    CARLSBAD, Calif.--(BUSINESS WIRE)--July 17, 2003--Callaway Golf Company (NYSE:ELY) today announced its financial results for the six months ended June 30, 2003, announcing net income of $76.6 million and diluted earnings per share of $1.16, both records for the Company. The Company estimates diluted earnings per share for the year of approximately $0.95 on a lower revenue estimate of $780 million.
    For the quarter ended June 30, 2003, the Company reported net sales of $242.1 million, compared to $252.5 million during the same quarter in 2002. Foreign currency exchange rates favorably impacted net sales for the second quarter of 2003 by approximately $7.5 million. Net income during the second quarter was $34.1 million, versus $37.1 million for the same quarter last year. Earnings per diluted share were $0.52, compared to $0.55 for the same quarter last year. The year-over-year decline in net sales and earnings for the quarter was consistent with the Company's previous guidance.
    For the six months ended June 30, 2003, the Company reported net sales of $513.8 million, an increase of 1% compared to $509.2 million during the same period in 2002. Foreign currency exchange rates favorably impacted net sales for the period by approximately $19.4 million. Net income during the first six months was $76.6 million, an increase of 13% compared to $67.8 million for the same period last year. Earnings per diluted share were $1.16, an increase of 17% compared to $0.99 for the same period last year.
    "We are pleased with our results in the first half of 2003," said Ron Drapeau, Chairman, President and CEO. "As we expected, there was some shifting of business from the second quarter, resulting in a slight decline on a quarter-to-quarter basis. But we achieved record six-month earnings, growing net sales by 1% while reducing operating expenses by 9%. In the process of achieving these results, we maintained our #1 market share position in the U.S. in woods, irons and putters."

    SALES BY PRODUCT AND REGION



                     -------------------------------------------------
                        Second Quarter - 2003   First Half -  2003
                     -------------------------------------------------
$'s - millions            Net Sales  % Change   Net Sales % Change
                                        vs.                   vs.
                                       2002                  2002
                     -------------------------------------------------
Woods                        $77.0    (20%)      $169.9     (16%)
Irons                         83.0      6%        179.2      11%
Golf Balls                    15.6    (34%)        29.3     (37%)
Putters                       46.2     27%         91.1      47%
Accessories, Other            20.3     16%         44.3      19%
                     ---------------------        -------------
TOTAL                       $242.1     (4%)      $513.8       1%
                     =====================        =============

United States               $143.2      0%       $292.5      (1%)
International                 98.9     (9%)       221.3       3%
                     ---------------------        -------------
TOTAL                       $242.1     (4%)      $513.8       1%
                     =====================        =============



    Brad Holiday, Executive Vice-President and Chief Financial Officer, stated, "We are pleased to report gross margins in the first six months of 51%, essentially flat compared with 52% for the first six months last year. In addition, operating expenses for the same period were reduced to 28% of net sales, versus 31% for the same period last year. Our balance sheet remains strong with a 49% increase in cash and an 18% reduction in inventories versus the same time last year."
    In accordance with the Company's dividend practice, the Board of Directors will determine the next dividend in August.

    BUSINESS OUTLOOK

    In light of SEC Regulations, the Company elects to provide certain forward-looking information in this press release. These statements are based on current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. The Company's earnings estimates exclude any special charges or gains. See further disclaimer below.
    "With the performance achieved in the first half of the year, and with modest incremental contributions from some limited product launches planned for the last part of 2003, we now expect that annual fully diluted earnings per share will exceed our previous guidance," reported Mr. Drapeau. "We are now targeting annual net sales at approximately $780 million with our earnings forecast increasing to approximately $0.95 per share. However, achieving these targets will not be easy. The golf equipment marketplace, particularly in the U.S., remains depressed and our competitors are taking many aggressive actions to gain business. It is also important that the overall economy, particularly in the U.S., continue to show some signs of improvement. We continue to think that quarterly guidance is not appropriate or productive, and decline to provide guidance beyond the annual targets," stated Mr. Drapeau. "However, those familiar with the seasonality in our industry know to expect a significant drop in sales and earnings in the back half of the year, including a loss in the fourth quarter."
    "This guidance does not include any adjustments associated with the expected acquisition of the Top-Flite Golf assets," continued Mr. Drapeau. "At this time it is premature for us to publish such information. In today's conference call I plan to cover some additional information in connection with that transaction, but I will not be providing financial guidance for the rest of this year or for next year until we have more clarity around the certainty and timing of the transaction."
    The Company will be holding a conference call at 2:00 p.m. PDT today, which will be hosted by Ronald A. Drapeau, Chairman, CEO and President, and Bradley J. Holiday, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the conclusion of the conference call. The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling (800) 642-1687 toll free for calls originating within the United States or (706) 645-9291 for International calls. The replay pass code is 1656205 and the replay will be available through 5:00 p.m. PDT, on Thursday, July 24, 2003.

    Disclaimer: Statements used in this press release that relate to future plans, events, financial results or performance, including statements relating to estimated sales and earnings and other statements in the Business Outlook section of the press release, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to adverse market and economic conditions, market acceptance of current and future products, adverse weather conditions and seasonality, competitive pressures, fluctuations in foreign currency exchange rates, delays, difficulties or increased costs in the manufacturing of the Company's golf club or ball products, or in the procurement of materials or resources needed to manufacture the Company's golf club or ball products, any actions taken by the USGA or other golf association that could have an adverse impact upon demand for the Company's products, and the effect of terrorist activity or armed conflict on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties, see Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Big Bertha Steelhead(TM) III Stainless Steel Drivers and Fairway Woods, Hawk Eye VFT Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16(TM) and Steelhead X-16 Pro Series Stainless Steel Irons, and Callaway Golf Forged Wedges. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(R), DFX(TM) and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Blue and HX Red balls, the CTU 30(R) Blue and CTU 30 Red balls, the HX 2-Piece Blue and HX 2-Piece Red balls, the CB1(R) Blue and CB1 Red balls, and the Warbird(TM) golf balls. For more information about Callaway Golf Company, please visit our Web sites at www.callawaygolf.com and www.odysseygolf.com.



                         Callaway Golf Company
            Consolidated Condensed Statement of Operations
                 (In thousands, except per share data)
                              (unaudited)

                     Three Months                 Six Months
                        Ended                       Ended
                       June 30,                    June 30,
                -----------------------     -----------------------
                  2003          2002          2003          2002
                ---------     ---------     ---------     ---------

Net sales      $242,077 100% $252,473 100% $513,796 100% $509,182 100%
Cost of goods
 sold           115,583  48%  114,684  45%  249,465  49%  242,641  48%
                ---------     ---------     ---------     ---------
Gross profit    126,494  52%  137,789  55%  264,331  51%  266,541  52%

Operating
 expenses:
 Selling         53,164  22%   54,978  22%  102,064  20%  112,277  22%
 General and
  administrative 14,629   6%   14,988   6%   28,470   6%   28,408   6%
 Research and
  development     6,242   3%    8,444   3%   12,914   3%   16,327   3%
                ---------     ---------     ---------     ---------
Total operating
 expenses        74,035  31%   78,410  31%  143,448  28%  157,012  31%

Income from
 operations      52,459  22%   59,379  24%  120,883  24%  109,529  22%

Other income,
 net              1,472         1,404           288         1,022
                ---------     ---------     ---------     ---------

Income before
 income taxes    53,931  22%   60,783  24%  121,171  24%  110,551  22%

Income tax
 provision       19,788        23,641        44,550        42,715
                ---------     ---------     ---------     ---------

Net income      $34,143  14%  $37,142  15%  $76,621  15%  $67,836  13%
                =========     =========     =========     =========


Earnings per
 common share:
 Basic            $0.52         $0.56         $1.16         $1.01
 Diluted          $0.52         $0.55         $1.16         $0.99

Weighted-average
 shares
 outstanding:
 Basic           65,804        66,922        65,770        67,132
 Diluted         66,146        67,910        66,036        68,264


                         Callaway Golf Company
                 Consolidated Condensed Balance Sheet
                            (In thousands)

                                                     June    December
                                                      30,       31,
                                                     2003      2002
                                                 ----------- ---------
                                                 (unaudited)

ASSETS
Current assets:
      Cash and cash equivalents                    $137,459  $108,452
      Accounts receivable, net                      196,563    63,867
      Inventories, net                              119,631   151,760
      Deferred taxes                                 34,169    34,519
      Other current assets                            8,208    10,429
                                                 ----------- ---------
         Total current assets                       496,030   369,027

Property, plant and equipment, net                  151,560   167,340
Intangible assets, net                              121,595   121,317
Other assets                                         22,583    22,161
                                                 ----------- ---------
                                                   $791,768  $679,845
                                                 =========== =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable and accrued
       expenses                                     $71,233   $61,720
      Accrued employee compensation and
       benefits                                      24,972    23,168
      Accrued warranty expense                       14,580    13,464
      Note payable, current portion                   1,608     3,160
      Income taxes payable                           35,762     7,649
                                                 ----------- ---------
         Total current liabilities                  148,155   109,161

Long-term liabilities                                27,777    27,297

Shareholders' equity                                615,836   543,387
                                                 ----------- ---------
                                                   $791,768  $679,845
                                                 =========== =========



    CONTACT: Callaway Golf Company, Carlsbad
             Ron Drapeau, Brad Holiday or Larry Dorman, 760-931-1771